EXHIBIT 99.1

Anne Spitza	Ken Rizvi
Media Relations	Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-6398	(602) 244-3437
anne.spitza@onsemi.com	ken.rizvi@onsemi.com

ON Semiconductor Reports Third Quarter 2007 Results

For the third quarter of 2007, highlights include:

•	Total revenues at $402.9 million

•	Product revenues up over 7% sequentially to $381.1 million

•	Total gross margin up 30 basis points to 38.6%

•	Net Income of $63.8 million

•	EBITDA of $95.5 million

•	Cash and cash equivalents up over $71 million to $327.1 million

PHOENIX, Ariz. – Oct. 30, 2007 – ON Semiconductor Corporation (NASDAQ: ONNN) today announced that total revenues in the third quarter of 2007 were $402.9 million, an increase of approximately 6 percent from the second quarter of 2007. Total revenues during the third quarter included approximately $381.1 million of product revenues and approximately $21.8 million of manufacturing services revenues. During the third quarter of 2007, the company reported net income of $63.8 million, or $0.20 per share on a fully diluted basis. Third quarter 2007 results include approximately $4.1 million associated with stock-based compensation expense and approximately $2.0 million, or $0.01 per fully diluted share, associated with restructuring, asset impairments and other. During the second quarter of 2007, the company reported net income of $63.3 million, or $0.21 per share on a fully diluted basis. Second quarter 2007 results included approximately $3.5 million associated with stock-based compensation expense.

On a mix-adjusted basis, average selling prices in the third quarter of 2007 were down approximately two to three percent from the second quarter of 2007. The company’s total gross margin in the third quarter was 38.6 percent, an increase of approximately 30 basis points as compared to the second quarter of 2007, primarily due to higher revenue which was partially offset by a $5 million reduction of internal inventories.

EBITDA for the third quarter of 2007 was $95.5 million and included approximately $2.0 million associated with restructuring, asset impairments and other. EBITDA for the second quarter of 2007 was $93.9 million. A reconciliation of this non-GAAP financial measure to the company’s net income and net cash provided by operating activities prepared in accordance with U.S. GAAP is set forth in the attached schedule.

“During the third quarter of 2007 we grew our cash and cash equivalents position by a record $71.3 million to a balance of $327.1 million,” said Keith Jackson, ON Semiconductor president and CEO. “We will continue to review utilizing our cash position for potential shareholder friendly actions such as debt repurchases,

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ON Semiconductor Reports Third Quarter 2007 Results

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common stock repurchases and strategic acquisitions. On the business front, product revenues grew by over 7 percent sequentially driven primarily by our Consumer Electronics and Computing end-markets. As we enter the fourth quarter of 2007, we remain cautiously optimistic about the overall consumer demand environment for the upcoming holiday season.”

FOURTH QUARTER 2007 OUTLOOK

“Based upon product booking trends, backlog levels, anticipated manufacturing services revenue and estimated turns levels, we anticipate that total revenues will be approximately flat to up 2 percent sequentially in the fourth quarter of 2007,” Jackson said. “We also anticipate that approximately $22 million of our total revenues will come from manufacturing services revenue. Backlog levels at the beginning of the fourth quarter of 2007 were up from backlog levels at the beginning of the third quarter of 2007 and represent over 90 percent of our anticipated fourth quarter 2007 revenues. We expect that average selling prices for the fourth quarter of 2007 will be down approximately two percent sequentially. We expect our product gross margin and our total gross margin in the fourth quarter of 2007 to be approximately flat with the third quarter of 2007. We currently expect our stock-based compensation expense in accordance with FAS No. 123 (R) to be approximately $5 million in the fourth quarter of 2007.”

TELECONFERENCE

ON Semiconductor will hold a conference call for the financial community at 8:00 a.m. Eastern time (ET) today to discuss the third quarter 2007 results and other related material information. The company will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its website at http://www.onsemi.com. The webcast will be available at this site approximately one hour following the live broadcast and will continue to be available for approximately 30 days following the conference call. Investors and interested parties can also access the conference call through a telephone call by dialing (703) 639-1224. ON Semiconductor will provide a dial-in replay approximately one hour following the live broadcast that will continue through approximately Nov. 6, 2007. The dial-in replay number is (703) 925-2533 and the access code is 1152921.

About ON Semiconductor

With its global logistics network and strong portfolio of power semiconductor devices, ON Semiconductor (NASDAQ: ONNN) is a preferred supplier of power solutions to engineers, purchasing professionals, distributors and contract manufacturers in the power supply, computer, consumer, portable/wireless, automotive and industrial markets. For more information, please visit ON Semiconductor’s website at http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, information on the website is not to be incorporated herein.

ON Semiconductor Reports Third Quarter 2007 Results

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This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. In this news release, forward-looking information relates to the fourth quarter of 2007 and its bookings trends, backlog levels, estimated turns levels, anticipated revenues, gross margins and average selling prices, stock based compensation expense and similar matters. All forward-looking statements in this news release are based on management's current expectations and estimates, and involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are revenues and operating performance, changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors' actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally, risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and risks involving environmental or other governmental regulation. Additional factors that could affect the company's future operating results are in “Item 1A Risk Factors” of our Form 10-K for the year ended December 31, 2006 and other factors are described from time to time in our SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

ON Semiconductor Reports Third Quarter 2007 Results

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ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(in millions, except per share data)

	Quarter Ended			Nine Months Ended
	September 28, 2007	June 29, 2007	September 29, 2006	September 28, 2007	September 29, 2006
Product revenues	$381.1	$355.8	$372.2	$1,084.7	$1,066.7
Manufacturing services revenues	21.8	25.4	48.7	73.6	63.5

Net revenues	402.9	381.2	420.9	1,158.3	1,130.2

Cost of product revenues	226.0	208.1	223.2	643.1	650.1
Cost of manufacturing services revenues	21.3	27.1	37.3	77.0	48.8

Cost of revenues	247.3	235.2	260.5	720.1	698.9

Gross profit	155.6	146.0	160.4	438.2	431.3

Operating expenses:
Research and development	34.4	32.4	25.9	97.6	74.7
Selling and marketing	24.4	23.3	23.2	70.6	66.9
General and administrative	21.6	18.8	23.1	60.6	64.6
Restructuring, asset impairments and other, net	2.0	—	—	2.0	3.3

Total operating expenses	82.4	74.5	72.2	230.8	209.5

Operating income	73.2	71.5	88.2	207.4	221.8

Other income (expenses), net:
Interest expense	(9.6)	(9.4)	(13.8)	(28.7)	(39.9)
Interest income	3.1	2.9	3.6	8.8	8.4
Other	0.2	—	(0.7)	(0.3)	0.1
Loss on debt prepayment	—	—	—	(0.1)	—

Other income (expenses), net	(6.3)	(6.5)	(10.9)	(20.3)	(31.4)

Income before income taxes and minority interests	66.9	65.0	77.3	187.1	190.4
Income tax provision	(2.4)	(1.4)	—	(4.4)	(3.8)
Minority interests	(0.7)	(0.3)	(0.5)	(1.6)	(1.9)

Net income	$63.8	$63.3	$76.8	$181.1	$184.7

Income per common share:
Basic:	$0.22	$0.22	$0.24	$0.62	$0.58

Diluted:	$0.20	$0.21	$0.23	$0.57	$0.54

Weighted average common shares outstanding:
Basic	290.6	290.9	324.9	290.3	318.8

Diluted:	317.8	306.5	336.3	317.6	346.0

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ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEET

(in millions)

	September 29, 2007	June 29, 2007	December 31, 2006
Assets
Cash and cash equivalents	$327.1	$255.8	$268.8
Receivables, net	193.4	172.1	177.9
Inventories, net	216.5	221.1	212.7
Other current assets	41.0	36.9	34.3
Deferred income taxes	7.2	7.3	7.1

Total current assets	785.2	693.2	700.8
Property, plant and equipment, net	608.5	597.9	578.1
Goodwill	81.1	81.1	80.7
Intangible assets, net	8.7	9.2	10.4
Other assets	42.8	46.3	46.5

Total assets	$1,526.3	$1,427.7	$1,416.5

Liabilities, Minority Interests and Stockholders’ Deficit
Accounts payable	$134.9	$128.3	$165.7
Accrued expenses	105.4	102.4	111.7
Income taxes payable	2.1	3.2	3.2
Accrued interest	5.0	1.1	1.3
Deferred income on sales to distributors	115.7	110.4	123.2
Current portion of long-term debt	27.3	26.0	27.9

Total current liabilities	390.4	371.4	433.0
Long-term debt	1,112.2	1,117.4	1,148.1
Other long-term liabilities	52.4	51.3	35.8
Deferred income taxes	6.1	5.4	4.2

Total liabilities	1,561.1	1,545.5	1,621.1

Minority interests in consolidated subsidiaries	18.7	19.3	20.8

Common stock	3.4	3.4	3.3
Additional paid-in capital	1,411.3	1,394.3	1,356.4
Accumulated other comprehensive loss	(0.5)	(3.3)	(0.4)
Accumulated deficit	(1,112.5)	(1,176.3)	(1,284.7)
Treasury stock	(355.2)	(355.2)	(300.0)

Total stockholders’ deficit	(53.5)	(137.1)	(225.4)

Total liabilities, minority interests and stockholders’ deficit	$1,526.3	$1,427.7	$1,416.5

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ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA* AND

CASH PROVIDED BY OPERATING ACTIVITIES

(in millions)

	Quarter Ended			Nine Month
	September 28, 2007	June 29, 2007	September 29, 2006	September 28, 2007	September 29, 2006
Net income	$63.8	$63.3	$76.8	$181.1	$184.7
Plus:
Depreciation and amortization	22.8	22.7	19.3	67.6	60.0
Interest expense	9.6	9.4	13.8	28.7	39.9
Interest income	(3.1)	(2.9)	(3.6)	(8.8)	(8.4)
Income tax provision	2.4	1.4	—	4.4	3.8

EBITDA*	95.5	93.9	106.3	273.0	280.0
Increase (decrease):
Interest expense	(9.6)	(9.4)	(13.8)	(28.7)	(39.9)
Interest income	3.1	2.9	3.6	8.8	8.4
Income tax provision	(2.4)	(1.4)	—	(4.4)	(3.8)
(Gain) or loss on sale or disposal of fixed assets	(1.3)	(3.8)	0.5	(7.6)	0.3
Proceeds, net of gain, from termination of interest rate swaps	(0.3)	(0.6)	—	0.5	—
Non-cash impairment of property, plant, and equipment	—	—	—	—	4.7
Amortization of debt issuance costs	1.0	1.0	0.7	3.1	2.0
Provision for excess inventories	0.6	3.7	7.1	5.9	16.2
Non-cash portion of loss on debt prepayment	—	—	—	0.1	—
Deferred income taxes	1.1	1.2	0.4	1.9	0.3
Stock compensation expense	4.1	3.5	2.9	10.9	7.2
Other	0.6	—	0.2	0.7	—
Changes in operating assets and liabilities	6.0	(35.6)	(18.4)	(47.3)	(54.2)

Net cash provided by operating activities	$98.4	$55.4	$89.5	$216.9	$221.2

*	EBITDA represents net income before interest expense, interest income, provision for income taxes, depreciation and amortization expense. While EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an indicator of operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors to assess our ability to meet our future debt service, capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. The table above sets forth our EBITDA with a reconciliation to net cash provided by operating activities, the most directly comparable financial measure under generally accepted accounting principles.